Exhibit (23).1

Consent of Ernst & Young LLP

Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-52809, No. 33-56933, No. 333-25419, No. 333-65993, No. 333-75889, No. 333-77673 and No. 333-80507, No. 333-53888, No. 333-36667) on Form S-3 (No. 333-70996) and on Form S-3D (No. 333-56425) of Valley National Bancorp of our report dated January 31, 2003, with respect to the consolidated financial statements of Valley National Bancorp included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Ernst & Young LLP

New York, New York

March 6, 2003